EXHIBIT 5.1

                Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                    relating to the issuance of Common Stock
                     included in the Registration Statement

                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                          NEW RIVER CENTER * SUITE 1200
                           200 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                           Direct Line: (954) 766-7858

                                 June 25, 1996


Viragen, Inc.
2343 West 76th Street
Hialeah, Florida 33016

      Re: Registration Statement on Form S-3; Viragen, Inc. (the "Company"), 3,000,000 Shares of Common Stock

Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 3,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") to be sold by the Selling Security Holders designated in the Registration Statement. The shares of Common Stock to be sold consist of up to 3,000,000 shares of Common Stock issuable on conversion of the Company's 5% cumulative Preferred Stock, Series B (the "Series B Preferred Stock"), in satisfaction of dividends on the Series B Preferred Stock and on account of certain so-called triggering events predicated on the failure of the Company to achieve certain deadlines and to maintain the current status of the Registration Statement (the "Triggering Events").

      In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, instruments pertaining to the Series B Preferred Stock, the Securities Purchase Agreement dated June 7, 1996 and related exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Viragen, Inc.
June 25, 1996
Page 2





      Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued upon conversion of the Series B Preferred Stock, issued in satisfaction of dividends on the Series B Preferred Stock or as a result of the Triggering Events, when issued in accordance with the terms of the Series B Preferred Stock, will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission.

                                    Very truly yours,

                                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.




JMS/bb
3760.01